[Sutherland Asbill & Brennan LLP Letterhead]

April 24, 2002

Board of Directors
Kansas City Life Insurance Company
3520 Broadway
Kansas City, Missouri 64111-2565

Re: Kansas City Life Variable Life Separate Account

Ladies and Gentlemen:

We consent to the reference to our firm in the prspectus included in Post-Effective Amendment No. 9 to the Registration Statement on Form S-6 for the Century II individual flexible premium variable life insurance contracts, issued through Kansas City Life Variable Life Separate Account (File No. 033-95354). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:      /s/W. Thomas Conner
               W. Thomas Conner

Washington, D.C.
April 24, 2002